Exhibit 99.1

DTE Gas Company

Unaudited Consolidated Financial Statements as of and for the Three and Six Months Ended June 30, 2016

DTE Gas Company

Quarter Ended June 30, 2016

DEFINITIONS

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

DTE Gas Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In millions)
Operating Revenues	$228	$215	$742	$853

Operating Expenses
Cost of gas	56	60	285	360
Operation and maintenance	96	109	191	219
Depreciation and amortization	26	25	52	50
Taxes other than income	16	17	35	36
	194	211	563	665
Operating Income	34	4	179	188

Other (Income) and Deductions
Interest expense	15	15	30	31
Interest income	(1)	(1)	(3)	(3)
Other income	(2)	(2)	(5)	(4)
	12	12	22	24
Income (Loss) Before Income Taxes	22	(8)	157	164

Income Tax Expense (Benefit)	8	(3)	56	59

Net Income (Loss)	$14	$(5)	$101	$105

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Comprehensive Income (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
	(In millions)
Net Income (Loss)	$14	$(5)	$101	$105
Other comprehensive income, net of tax:
Transfer of benefit obligations, net of taxes of $— and $2 in 2015, respectively	—	—	—	4
Comprehensive Income (Loss)	$14	$(5)	$101	$109

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited)

	June 30,	December 31,
	2016	2015
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$—
Accounts receivable (less allowance for doubtful accounts of $17 and $18, respectively)
Customer	154	236
Affiliates	60	55
Other	3	3
Inventories
Gas	43	65
Materials and supplies	19	19
Gas customer choice deferred asset	42	72
Notes receivable
Affiliates	90	2
Other	7	6
Regulatory assets	2	15
Other	7	16
	427	489

Investments	27	26

Property
Property, plant, and equipment	4,580	4,467
Less accumulated depreciation and amortization	(1,693)	(1,680)
	2,887	2,787
Other Assets
Regulatory assets	726	719
Net investment in lease	55	57
Prepaid pension costs — affiliates	117	106
Prepaid postretirement costs — affiliates	99	80
Other	3	3
	1,000	965
Total Assets	$4,341	$4,267

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Financial Position (Unaudited) - Continued

	June 30,	December 31,
	2016	2015
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$14	$15
Other	141	158
Accrued vacation	13	11
Short-term borrowings — other	—	194
Gas inventory equalization	46	—
Regulatory liabilities	2	21
Other	41	51
	257	450

Long-Term Debt (net of current portion)	1,119	1,119

Other Liabilities
Deferred income taxes	887	830
Regulatory liabilities	358	370
Asset retirement obligations	141	137
Accrued pension liability — affiliates	110	109
Other	54	39
	1,550	1,485
Commitments and Contingencies (Notes 4 and 7)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	684	534
Retained earnings	731	679
Total Shareholder's Equity	1,415	1,213
Total Liabilities and Shareholder's Equity	$4,341	$4,267

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30,
	2016	2015
	(In millions)
Operating Activities
Net Income	$101	$105
Adjustments to reconcile Net Income to net cash from operating activities:
Depreciation and amortization	52	50
Allowance for equity funds used during construction	(1)	—
Deferred income taxes	52	30
Changes in assets and liabilities:
Accounts receivable, net	77	137
Inventories	22	14
Prepaid pension costs — affiliates	(11)	(10)
Prepaid postretirement benefit costs — affiliates	(19)	(42)
Accounts payable	(18)	(16)
Gas inventory equalization	46	56
Accrued pension liability — affiliates	1	(6)
Regulatory assets and liabilities	(11)	47
Other current and noncurrent assets and liabilities	46	40
Net cash from operating activities	337	405
Investing Activities
Plant and equipment expenditures	(157)	(116)
Notes receivable and other	(87)	(47)
Net cash used for investing activities	(244)	(163)
Financing Activities
Capital contribution by parent company	150	—
Short-term borrowings, net — other	(194)	(145)
Dividends on common stock	(49)	(46)
Other	—	(1)
Net cash used for financing activities	(93)	(192)
Net Increase in Cash and Cash Equivalents	—	50
Cash and Cash Equivalents at Beginning of Period	—	—
Cash and Cash Equivalents at End of Period	$—	$50

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$35	$26

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company

Consolidated Statements of Changes in Shareholder's Equity (Unaudited)

			Additional Paid-in Capital	Retained Earnings
	Common Stock
	Shares	Amount			Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2015	10,300	$10	$524	$679	$1,213
Net Income	—	—	—	101	101
Capital contribution by parent company	—	—	150	—	150
Dividends declared on common stock	—	—	—	(49)	(49)
Balance, June 30, 2016	10,300	$10	$674	$731	$1,415

See Notes to Consolidated Financial Statements (Unaudited)

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited)

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public gas utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain of its activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the U.S. Environmental Protection Agency and the Michigan Department of Environmental Quality.
Basis of Presentation
The Consolidated Financial Statements should be read in conjunction with the Notes to Consolidated Financial Statements included in the Company's 2015 Consolidated Financial Statements furnished on Form 8-K.
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
The Consolidated Financial Statements are unaudited but, in the Company's opinion include all adjustments necessary to present a fair statement of the results for the interim periods. All adjustments are of a normal recurring nature, except as otherwise disclosed in these Consolidated Financial Statements and Notes to Consolidated Financial Statements. Financial results for this interim period are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year ending December 31, 2016.
Certain prior year balances were reclassified to match the current year's Consolidated Financial Statements presentation. For reclassifications of debt issuance costs arising from ASU 2015-03, see Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements."
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Changes in Accumulated Other Comprehensive Income (Loss)
For the three and six months ended June 30, 2016 and 2015, reclassifications out of Accumulated other comprehensive income (loss) for the Company were not material. Changes in Accumulated other comprehensive income (loss) are presented in the Consolidated Statements of Changes in Shareholder's Equity.
Income Taxes
The Company had income tax receivables with DTE Energy of $52 million and $54 million at June 30, 2016 and December 31, 2015, respectively.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Financial and Other Derivative Instruments
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2019. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation of $2 million for the three months ended June 30, 2016 and 2015, respectively, while such allocation was $4 million and $3 million for the six months ended June 30, 2016 and 2015, respectively.

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Adopted Pronouncements
In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs. This ASU requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This ASU is effective for reporting periods beginning after December 15, 2015, and interim periods therein. It is to be applied retrospectively. The Company adopted this ASU at January 1, 2016. The effect of the adoption decreased assets and liabilities on the Consolidated Statements of Financial Position by $5 million at December 31, 2015.
In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This guidance removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share (or its equivalent) practical expedient. The guidance applies to investments for which there is not a readily determinable fair value (market quote) or the investment is in a mutual fund without a publicly available net asset value. It is effective for the Company for the first interim period within annual reporting periods beginning after December 15, 2015. It is to be applied retrospectively. The Company adopted this ASU at January 1, 2016. This implementation did not have a significant impact on the Company's Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Recently Issued Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard is effective for the first interim period within annual reporting periods beginning after December 15, 2017. The standard is to be applied retrospectively and early adoption is permitted in the preceding year. The Company is currently assessing the impact of the ASU, as amended on its Consolidated Financial Statements.
In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330), Simplifying the Measurement of Inventory. The ASU replaces the current lower of cost or market test with a lower of cost or net realizable value test when cost is determined on a first-in, first-out or average cost basis. The standard is effective for public entities for annual reporting periods beginning after December 15, 2016, and interim periods therein. It is to be applied prospectively and early adoption is permitted. The ASU will not have a significant impact on the Company's Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), a replacement of Leases (Topic 840). This guidance requires a lessee to account for leases as finance or operating leases. Both leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition. For lessors, the standard modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities will classify leases to determine how to recognize lease-related revenue and expense. This ASU is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. A modified retrospective approach is required for leases existing or entered into after the beginning of the earliest comparative period in the Consolidated Financial Statements. The Company is currently assessing the impact of this ASU on its Consolidated Financial Statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update replace the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.  Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.

NOTE 4 — REGULATORY MATTERS
2015 Rate Case Filing
The Company filed a rate case with the MPSC on December 18, 2015 requesting an increase in base rates of $183 million, inclusive of $41 million of existing IRM surcharges which are expected to be converted into base rates, based on a projected twelve-month period ending October 31, 2017. The requested increase in base rates is due primarily to an increase in net plant, inclusive of IRM capital investments being recovered through approved IRM surcharge filings. The rate filing also includes projected changes in sales, operation and maintenance expenses, and working capital. The rate filing also requests an increase in return on equity from 10.5% to 10.75% on a capital structure of 52% equity and 48% debt. Concurrent with the MPSC order in this rate case, the existing IRM surcharge being billed will be terminated. However, the Company requested to implement a new IRM surcharge of approximately $9 million to become effective in January 2017. On May 11, 2016, the Company filed an application with the MPSC for a $103 million self-implemented base rate increase effective November 1, 2016. A final MPSC order in this case is expected by December 2016.

NOTE 5 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at June 30, 2016 and December 31, 2015. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments
The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are generally estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer.
The following table presents the carrying amount and fair value of financial instruments as of June 30, 2016 and December 31, 2015:

	June 30, 2016				December 31, 2015
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$90	$—	$—	$90	$2	$—	$—	$2
Short-term borrowings — other	$—	$—	$—	$—	$194	$—	$194	$—
Long-term debt	$1,119	$—	$726	$557	$1,119	$—	$643	$534

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

For further fair value information on financial and derivative instruments, see Note 2 to the Consolidated Financial Statements, "Significant Accounting Policies."

NOTE 6 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2021. At June 30, 2016, there was no amount outstanding against the revolver.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At June 30, 2016, the total funded debt to total capitalization ratio for the Company was 0.44 to 1 and was in compliance with this financial covenant.

NOTE 7 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of five of the MGP sites is complete and the sites are closed. The Company has also completed partial closure of three additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of June 30, 2016 and December 31, 2015, the Company had $38 million and $22 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Bankruptcies
Certain of the Company's customers and suppliers have filed for bankruptcy protection under the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and suppliers and their purchase and sale contracts, and records provisions for amounts considered at risk of probable loss in the allowance for doubtful accounts. The Company believes its accrued amounts are adequate for probable loss.

DTE Gas Company
Notes to Consolidated Financial Statements (Unaudited) - (Continued)

Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 4 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 8 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The following tables detail the components of net periodic benefit costs (credits) for pension benefits and other postretirement benefits:

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016	2015
	(In millions)
Three Months Ended June 30,
Service cost	$5	$5	$1	$2
Interest cost	12	11	5	5
Expected return on plan assets	(21)	(20)	(11)	(10)
Amortization of:
Net actuarial loss	9	12	1	2
Prior service credit	—	(1)	(7)	(7)
Net periodic benefit cost (credit)	$5	$7	$(11)	$(8)

	Pension Benefits		Other Postretirement Benefits
	2016	2015	2016	2015
	(In millions)
Six Months Ended June 30,
Service cost	$10	$10	$3	$4
Interest cost	23	23	9	9
Expected return on plan assets	(42)	(40)	(21)	(20)
Amortization of:
Net actuarial loss	18	23	1	4
Prior service credit	—	(1)	(14)	(14)
Net periodic benefit cost (credit)	$9	$15	$(22)	$(17)
Pension and Other Postretirement Contributions
At the discretion of management, the Company may make contributions up to $30 million to its pension plans in 2016 and up to $20 million in contributions to its other postretirement benefit plans in 2016.